Exhibit 99.1

GLOBANT S.A.
2024 EQUITY INCENTIVE PLAN

1.            Establishment, Purpose and Types of Awards

GLOBANT S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 37A, Avenue J.F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg trade and companies register under number B 173 727 (the “Company”), hereby establishes the GLOBANT S.A. 2024 EQUITY INCENTIVE PLAN (the “Plan”). The purpose of the Plan is to promote the long-term growth and profitability of the Company by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company through their future services, and (ii) enabling the Company to attract, retain and reward the best-available personnel.

The Plan permits the granting of stock options, stock appreciation rights, restricted or unrestricted stock awards, restricted or unrestricted stock units, performance awards, other stock-based awards, or any combination of the foregoing.

2.            Definitions

Under this Plan, except where the context otherwise indicates, the following definitions apply:

(a)           “Administrator” means the Board or the committee(s) or officer(s) appointed by the Board from time-to-time that have authority to administer the Plan as provided in Section 3 hereof.

(b)           “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c)           “Award” means any stock option, stock appreciation right, stock award, stock unit award, performance award, or other stock-based award.

(d)           “Board” means the board of directors of the Company as composed from time-to-time.

(e)           “Change in Control” means: (i) the acquisition (other than from the Company) in one or more transactions by any Person, as defined in this Section 2(e), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% of (A) the then outstanding shares of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Company Voting Stock”); (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock; provided, however, that a Change in Control shall not include any consolidation or merger effected exclusively to change the domicile of the Company or a public offering of capital stock of the Company, and provided also that that for purposes of any Award or subplan that constitutes a “nonqualified deferred compensation plan,” within the meaning of Code section 409A, the Administrator, in its discretion, may specify a different definition of Change in Control in order to comply with the provisions of Code section 409A. For purposes of this Section 2(e), a “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter of the Common Shares in a registered public offering.

(f)           “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(g)           “Common Shares” means the common shares of the Company at Par Value.

(h)           “Fair Market Value” means, with respect to the Common Shares, as of any date:

(i)            if the principal market for the Common Shares (as determined by the Administrator if the Common Shares is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per Common Share for the regular market session on that date on the principal exchange or market on which the Common Shares are then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported;

(ii)           if the principal market for the Common Shares is not a national securities exchange or an established securities market, the average of the highest bid and lowest asked prices for the Common Shares on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported; or

(iii)          if the Common Shares are neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by reasonable application of a reasonable valuation method.

(i)            “Grant Agreement” means a written document, including an electronic writing acceptable to the Administrator, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

(j)            “Par Value” means the par value of the Common Shares from time-to-time.

3.            Administration

(a)           Administration of the Plan. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time-to-time. To the extent allowed by applicable laws, the Board by resolution may authorize an officer or officers to grant Awards to other officers and employees of the Company and its Affiliates, or to act on behalf of the Board with respect to the authority delegated to the officer or officers with respect to the administration of the Plan, and, to the extent of such authorization, such officer or officers shall be the Administrator.

(b)           Powers of the Administrator. The Administrator shall have all the powers vested in it by the terms of the Plan and the resolution of the Board, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards, including any such modification, amendment or substitution that results in repricing the Award (provided however, that, except as provided in Section 7 of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee’s employment or other relationship with the Company; (viii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid with respect to a performance period; and (viii) for any purpose, including but not limited to, qualifying for preferred tax treatment under foreign tax laws or otherwise complying with the regulatory requirements of local or foreign jurisdictions, to establish, amend, modify, administer or terminate sub-plans, and prescribe, amend and rescind rules and regulations relating to such sub-plans.

The Administrator shall have full power and authority, in its sole and absolute discretion, to administer, construe and interpret the Plan, Grant Agreements and all other documents relevant to the Plan and Awards issued thereunder, to establish, amend, rescind and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable, and to correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Administrator shall deem it desirable to carry it into effect.

(c)           Non-Uniform Determinations. The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(d)           Limited Liability. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

(e)           Indemnification. To the maximum extent permitted by law and by the Company’s articles of association, the members of the Administrator shall be indemnified by the Company in respect of all their activities under the Plan except in the case of gross negligence or willful misconduct.

(f)            Effect of Administrator’s Decision. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Company, and their respective successors in interest.

4.            Shares Available for the Plan

Subject to adjustments as provided in Sections 4(b) and 7(d) of the Plan, the Common Shares that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 2,000,000 shares. Subject to the provisions of the law, the Company shall maintain an authorized capital comprising such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d) of the Plan. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable, is settled in cash without delivery of Common Shares, or is forfeited or otherwise terminated or canceled as to any shares, the shares subject to such Award shall thereafter be available for further Awards under the Plan. Notwithstanding anything herein to the contrary, shares used to pay the exercise price of an Award or tax obligations shall not be available again for other Awards under the Plan.

5.            Participation

Participation in the Plan shall be open to all employees, officers, and directors of, and other individuals providing bona fide services to or for, the Company, or of any Affiliate of the Company, as may be selected by the Administrator from time-to-time. The Administrator may also grant Awards to individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for the Company or an Affiliate, provided that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

6.            Awards

The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

(a)           Stock Options. The Administrator may from time-to-time grant to eligible participants Awards of nostatutory stock options. Options must have an exercise price at least equal to Fair Market Value as of the date of grant to the extent required to comply with Code section 409A (if applicable), provided that all options must have an exercise price that is not lower than Par Value. Options may not have a term in excess of ten years’ duration.

(b)           Stock Appreciation Rights. The Administrator may from time-to-time grant to eligible participants Awards of Stock Appreciation Rights (“SAR”). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one Common Share over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. The base price per share specified in the Grant Agreement shall not be less than the lower of the Fair Market Value on the grant date (but in no case lower than Par Value) or the exercise price of any tandem stock option Award to which the SAR is related. No SAR shall have a term longer than ten years’ duration. Payment by the Company of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Shares or cash, or any combination of Common Shares and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in Common Shares, the number of shares shall be determined by dividing such portion by the Fair Market Value of a Common Share on the exercise date, it being understood that no Common Shares shall be issued below Par Value. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated. The Administrator shall obtain a report from an independent auditor (réviseur d’entreprises agréé) confirming that the in-kind consideration upon exercise of a SAR has a value at least equivalent to the number and value of Shares issued in counterpart.

(c)           Stock and Stock Unit Awards. The Administrator may from time-to-time grant stock awards or stock unit awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock award may be denominated in Common Shares or other securities, stock-equivalent units or restricted stock units, securities or debentures convertible into Common Shares, or any combination of the foregoing and may be paid in Common Shares or other securities, in cash, or in a combination of Common Shares or other securities and cash, all as determined in the sole discretion of the Administrator.

(d)           Performance Awards. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals or other conditions established by the Administrator. Performance awards may be paid by the delivery of Common Shares or cash, or any combination of Common Shares and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Company’s or an Affiliate’s one or more financial, business or other criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Company or an Affiliate as a whole, over such performance period as the Administrator may designate.

(e)           Other Stock-Based Awards. The Administrator may from time-to-time grant other stock-based awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. Other stock-based awards may be denominated in cash, in Common Shares or other securities, in stock-equivalent units, in options, in stock appreciation units, in securities or debentures convertible into Common Shares, or in any combination of the foregoing and may be paid in Common Shares or other securities, in cash, or in a combination of Common Shares or other securities and cash, all as determined in the sole discretion of the Administrator.

7.            Miscellaneous

(a)           Withholding of Taxes. Grantees and holders of Awards shall pay to the Company or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Company or its Affiliate of such tax obligations is made in Common Shares, such shares shall be valued at Fair Market Value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.

(b)           Loans. To the extent otherwise permitted by law, the Company or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

(c)           Transferability. Except as otherwise determined by the Administrator, , no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee’s guardian or legal representative.

(d)           Adjustments for Corporate Transactions and Other Events.

(i)	Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend of, or stock split or reverse stock split affecting, the Common Shares, (A) the maximum number of shares of such Common Shares as to which Awards may be granted under this Plan, as provided in Section 4 of the Plan, and (B) the number of shares covered by and the exercise price and other terms of outstanding Awards, shall, without further action of the Board, be adjusted to reflect such event. The Administrator may make adjustments, in its discretion, to address the treatment of fractional shares and fractional cents that arise with respect to outstanding Awards as a result of the stock dividend, stock split or reverse stock split.

(ii)	Non-Change in Control Transactions. Except with respect to the transactions set forth in Section 7(d)(i), in the event of any change affecting the Common Shares, the Company or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, other than any such change that is part of a transaction resulting in a Change in Control of the Company, the Administrator, in its discretion and without the consent of the holders of the Awards, may make (A) appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan, in the aggregate, as provided in Section 4 of the Plan; and (B) any adjustments in outstanding Awards, including but not limited to modifying the number, kind and price of securities subject to Awards as the Administrator determines to be appropriate and equitable.

(iii)	Change in Control Transactions. In the event of any transaction resulting in a Change in Control of the Company, except otherwise determined by the Administrator at the time of grant or in the Grant Agreement evidencing such Award, outstanding stock options and other Awards that are payable in or convertible into Common Shares under this Plan will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards, as determined in the sole discretion of the Administrator, of, the surviving or successor entity or a parent thereof. In the event of such termination, the holders of stock options and other Awards under the Plan will be permitted, immediately before the Change in Control, to exercise or convert all portions of such stock options or other Awards under the Plan that are then exercisable or convertible or which become exercisable or convertible upon or prior to the effective time of the Change in Control.

(iv)	Unusual or Nonrecurring Events. The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(e)           Substitution of Awards in Mergers and Acquisitions. Awards may be granted under the Plan from time-to-time in substitution for awards held by employees, officers, consultants or directors of entities who become or are about to become employees, officers, consultants or directors of the Company or an Affiliate as the result of a merger or consolidation of the employing entity with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

(f)            Other Agreements. As a condition precedent to the grant of any Award under the Plan, the exercise pursuant to such an Award, or to the delivery of certificates for shares issued pursuant to any Award, the Administrator may require the grantee or the grantee’s successor or permitted transferee, as the case may be, to become a party to a stock restriction agreement, shareholders’ agreement, voting trust agreement or other agreements regarding the Common Shares of the Company in such form(s) as the Administrator may determine from time-to-time.

(g)           Termination, Amendment and Modification of the Plan. The Board may terminate, amend or modify the Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(h)           Non-Guarantee of Employment or Service. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Company or shall interfere in any way with the right of the Company to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan.

(i)            Compliance with Securities Laws; Listing and Registration. If at any time the Administrator determines that the delivery of Common Shares under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise an Award or receive Common Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Shares under the Plan is or may violate the rules of the national exchange on which the shares are then listed for trade, the right to exercise an Award or receive Common Shares pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. The Company shall have no obligation to effect any registration or qualification of the Common Shares under Federal, state or foreign laws.

The Company may require that a grantee, as a condition to exercise of an Award, and as a condition to the delivery of any share certificate, make such written representations (including representations to the effect that such person will not dispose of the Common Shares so acquired in violation of Federal, state or foreign securities laws) and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Shares in compliance with applicable Federal, state or foreign securities laws. The stock certificates for any Common Shares issued pursuant to this Plan may bear a legend restricting transferability of the Common Shares unless such shares are registered or an exemption from registration is available under the Securities Act of 1933, as amended, and applicable state or foreign securities laws.

(j)            No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(k)           Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with the clawback policy adopted by the Board on November 15, 2023, as amended and restated from time to time, while and to the extent it remains in effect, or with any other clawback or similar policy, however denominated, that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by any applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in a Grant Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Common Shares or other cash or property upon the occurrence of an event constituting cause, as such term may be defined in the Grant Agreement or any other written agreement between the Company and the grantee. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntary terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company or an Affiliate.

(l)            Governing Law. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Delaware, without regard to its conflict of laws principles. Any dispute arising from the interpretation, validity or performance of this Plan or any Grant Agreement or any of their terms and provisions shall be submitted to the courts of the State of Delaware in the United States.

(m)          Section 409A. The Plan and all Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code section 409A. The Plan and all Awards granted under the Plan shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B). Should any provision of the Plan, any Award Agreement, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Administrator, and without the consent of the holder of the Award, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code section 409A. Notwithstanding anything in the Plan to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4) or any successor provision.

(n)           Effective Date; Termination Date. The Plan is effective as of the date on which the Plan is adopted by the Board. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

PLAN APPROVAL

Date Approved by the Board: July 2, 2024